Joint News Release

Mechanics Bank and HomeStreet, Inc. Announce Strategic Merger

Combination will create the premier, publicly-traded West Coast bank

WALNUT CREEK, California and SEATTLE, Washington — March 31, 2025 — Mechanics Bank and HomeStreet, Inc. (NASDAQ: HMST) (“HomeStreet”), the holding company of HomeStreet Bank, jointly announced today that they have entered into a definitive merger agreement (the “Merger Agreement”) providing for an all-stock business combination between HomeStreet and Mechanics Bank. Under the terms of the Merger Agreement, which was unanimously approved by the boards of directors of both companies, HomeStreet Bank will be merged with and into Mechanics Bank (the “Merger”), with Mechanics Bank surviving as a banking corporation incorporated under the laws of the State of California and as a wholly owned subsidiary of HomeStreet (the resulting holding company of Mechanics Bank following the Merger, the “combined company”). Existing shareholders of Mechanics Bank will receive common stock in HomeStreet in exchange for their Mechanics Bank shares. Upon completion of the Merger, HomeStreet will be renamed Mechanics Bancorp and remain a publicly traded company.

Mechanics Bank is a 120-year-old full-service community bank based in Walnut Creek, California, with 112 branches throughout California and more than $16 billion in assets. Founded in 1921, HomeStreet operates 56 branches throughout Washington, Oregon, Southern California and Hawaii and has approximately $8 billion in assets. The transaction will expand Mechanics Bank’s West Coast footprint and create a combined company with 168 branches and $23 billion in assets.

The transaction values HomeStreet at a pre-transaction estimated equity value of $300 million and Mechanics Bank at a pre-transaction estimated equity value of $3.3 billion. Upon completion of the Merger, existing HomeStreet shareholders are expected to own approximately 8.3% of the combined company, and the remaining ownership of approximately 91.7% will be held by legacy Mechanics Bank shareholders, with Ford Financial Fund and its affiliates owning approximately 74.3% of the combined company.

“This is a very significant milestone for Mechanics Bank and we are excited through this transaction to extend our market presence with a full West Coast footprint from San Diego to Seattle,” said Carl B. Webb, Chairman of the board of directors of Mechanics Bank. “This strategic merger also provides us with the opportunity to become a publicly-traded bank holding company, which better positions Mechanics Bank for future opportunities.”

The board of directors of the combined company will consist of directors of Mechanics Bank and one director of HomeStreet, to be named at a later date. The officers of Mechanics Bank will be the officers of the combined company. Mark Mason, Chairman, President and CEO of HomeStreet, will remain with the combined company in a consulting capacity.

Mr. Mason said, “This merger validates the intrinsic value of HomeStreet’s loyal customer base, strong management and dynamic markets in which we operate and allows our shareholders to participate in the benefits of the combination going forward. The combined company will have a strong branch footprint and deposit market share in the best markets in the west, strong core deposit funding, a well-diversified, conservatively underwritten loan portfolio and a growing wealth management and trust business. We believe this merger will improve our customers’ experiences and create new opportunities for many of our employees, enabling the company to retain and attract top talent. Both organizations share very similar banking strategies, strong credit cultures and a deep commitment to our customers, community service and being good corporate citizens.”

“This transaction is strategically and financially compelling for shareholders of both Mechanics Bank and HomeStreet,” commented C.J. Johnson, CEO and President of Mechanics Bank. “We have completed a thorough due diligence process and look forward to welcoming HomeStreet’s clients and employees to our company.”

The transactions contemplated by the Merger Agreement are subject to customary closing conditions, including the receipt of regulatory approvals and approval by HomeStreet’s and Mechanics Bank’s shareholders. Ford Financial Fund and its affiliates and certain other shareholders of Mechanics Bank have entered into support agreements agreeing, among other things, to vote their shares in favor of the Merger, which collectively represent the required vote of Mechanics Bank shareholders. The Merger is expected to close in the third quarter of 2025.

Advisors

Wachtell, Lipton Rosen & Katz is serving as legal advisor to Mechanics Bank with J.P. Morgan Securities LLC serving as its financial advisor. Sullivan & Cromwell LLP is serving as legal advisor to HomeStreet with Keefe, Bruyette & Woods, A Stifel Company, serving as its financial advisor.

Joint Conference Call

Mechanics Bank and HomeStreet will conduct a joint conference call on Monday March 31, 2025, at 1:00 p.m. ET. Carl B. Webb, Chairman of the board of directors of Mechanics Bank, C.J. Johnson, CEO and President of Mechanics Bank and Mark K. Mason, CEO and President of HomeStreet will discuss the proposed merger between Mechanics Bank and HomeStreet. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at the following URL:

https://www.netroadshow.com/events/login?show=db979b49&confId=79783 or join the call by dialing directly at 1-833-470-1428 shortly before 1:00 p.m. ET using Access Code 412851

About Mechanics Bank

Mechanics Bank is an independent, full-service bank based in Walnut Creek, California, with $16 billion in assets, a best-in-class deposit franchise and 112 branches. Founded in 1905 to help families, businesses and communities prosper, the historic financial institution has grown to become one of the largest California-based banks. Taking pride in providing a highly personalized banking experience, Mechanics Bank offers a wide range of products and resources in consumer and business banking, commercial lending, cash management services, private banking, and comprehensive wealth management and trust services. To learn more visit www.MechanicsBank.com.

About HomeStreet, Inc.

HomeStreet, Inc. (Nasdaq: HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. HomeStreet is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiary is HomeStreet Bank. Certain information about HomeStreet’s business can be found on its investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and is an Equal Housing Lender.

Contact Information

Mechanics Bank: Greg Jones, gregory_jones@mechanicsbank.com, (916) 797-8218

HomeStreet, Inc.: Misty Ford, misty.ford@homestreet.com, (206) 876-5506

Cautionary Note Regarding Forward Looking Statements

When used in this press release and in other documents filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”), in press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Mechanics Bank, HomeStreet and HomeStreet Bank (the “Transaction”), including future financial and operating results, and the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts.

These forward-looking statements are subject to risks, uncertainties, assumptions, estimates, and other important factors that may cause actual results to differ materially from those projected. In addition to factors previously disclosed in HomeStreet’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: a) the occurrence of any event, change, or other circumstance that could give rise to the right of one or all of the parties to terminate the Merger Agreement; b) the outcome of any legal proceedings that may be instituted against Mechanics Bank, HomeStreet or HomeStreet Bank; c) the possibility that the Transaction does not close when expected or at all because required regulatory, shareholder, or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Transaction); d) the risk that the benefits from the Transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Mechanics Bank, HomeStreet and HomeStreet Bank operate; e) changes in asset quality and credit risk; f) the inability to sustain revenue and earnings growth; g) customer borrowing, repayment, investment and deposit practices; h) customer disintermediation; i) the ability to promptly and effectively integrate the businesses of Mechanics Bank, HomeStreet and HomeStreet Bank; j) the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; k) reputational risk and potential adverse reactions of Mechanics Bank’s, HomeStreet’s or HomeStreet Bank’s customers, employees or other business partners, including those resulting from the announcement or completion of the Transaction; l) the dilution caused by HomeStreet’s issuance of additional shares of its capital stock in connection with the Transaction; m) and the diversion of management’s attention and time from ongoing business operations and opportunities on Transaction-related matters.

These factors are not necessarily all of the factors that could cause Mechanics Bank’s, HomeStreet’s, HomeStreet Bank’s or the combined company’s actual results, performance, or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other factors, including unknown or unpredictable factors, also could significantly harm Mechanics Bank’s, HomeStreet’s, HomeStreet Bank’s or the combined company’s results.

Forward-looking statements speak only as of the date they are made and Mechanics Bank, HomeStreet and HomeStreet Bank do not undertake or assume any obligation to update any of these statements to reflect actual results, new information or future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If Mechanics Bank, HomeStreet or HomeStreet Bank update one or more forward-looking statements, no inference should be drawn that Mechanics Bank, HomeStreet or HomeStreet Bank will make additional updates with respect to those or other forward-looking statements. Further information regarding HomeStreet and HomeStreet Bank, and factors which could affect the forward-looking statements contained herein can be found in HomeStreet’s filings with the SEC.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information about the Transaction and Where to Find It

In connection with the Transaction, HomeStreet will file with the SEC a Registration Statement on Form S-4 to register the shares of HomeStreet (which will be renamed Mechanics Bancorp following the closing) capital stock to be issued in connection with the Transaction. The Registration Statement will include a consent solicitation statement of Mechanics Bank and a proxy statement of HomeStreet that also constitutes a prospectus. The definitive joint consent solicitation statement/proxy statement/prospectus will be sent to the shareholders of HomeStreet seeking their approval of the Transaction and other related matters and to shareholders of Mechanics Bank.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT CONSENT SOLICITATION STATEMENT/PROXY STATEMENT/PROSPECTUS

INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 WHEN IT BECOMES AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE CONSENT SOLICITATION STATEMENT/JOINT PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING HOMESTREET, HOMESTREET BANK, MECHANICS BANK, THE TRANSACTION AND RELATED MATTERS.

Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by HomeStreet through the website maintained by the SEC at http://www.sec.gov or from HomeStreet at its website, https://ir.homestreet.com/sec-filings/all-filings/default.aspx. Documents filed with the SEC by HomeStreet will be available free of charge by accessing the “Investor Relations” page of HomeStreet’s website at https://ir.homestreet.com/sec-filings/all-filings/default.aspx.

Participants in the Solicitation

Mechanics Bank, HomeStreet and certain of HomeStreet’s directors and executive officers may be deemed to be participants in the solicitation of proxies from HomeStreet’s shareholders in connection with the Transaction. Information about the interests of the persons who may be deemed to be participants in the solicitation of shareholders of HomeStreet in connection with the Transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint consent solicitation statement/proxy statement/prospectus related to the Transaction, which will be filed by HomeStreet with the SEC. Information about the directors and executive officers of HomeStreet, their ownership of HomeStreet common stock, and HomeStreet’s transactions with related persons is set forth in the sections entitled “HomeStreet Corporate Governance and Other Matters,” “2023 Executive Compensation Program,” “2023 Summary Compensation Table” and “Principal Shareholders of HomeStreet” in the definitive proxy statement filed in connection with HomeStreet’s meeting of shareholders held on June 18, 2024, as filed with the SEC on Schedule 14A on May 16, 2024 (and which is available at https://www.sec.gov/Archives/edgar/data/1518715/000155278124000348/e24254_hmst-defm14a.htm). To the extent holdings of HomeStreet common stock by the directors and executive officers of HomeStreet have changed from the amounts held by such persons as reflected therein, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Free copies of these documents may be obtained as described above.